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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050

March 26, 2013

Dear Fellow Stockholder:

        It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Six Flags Entertainment Corporation, which will be held on Wednesday, May 8, 2013, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

        We are pleased to be using the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this process should expedite stockholders' receipt of proxy materials, lower the associated costs and conserve natural resources.

        On March 26, 2013, we began mailing our stockholders a notice containing instructions on how to access our proxy materials and vote. The notice also includes instructions on how to request a printed copy of the materials.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. We encourage you to promptly vote and submit your proxy over the Internet, by phone or by completing, signing and timely returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued support.

Sincerely,
JIM REID-ANDERSON Chairman of the Board, President and Chief Executive Officer

SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2013

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Six Flags Entertainment Corporation (the "Company") will be held on Wednesday, May 8, 2013, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, for the following purposes, all as more fully described in the accompanying proxy statement (the "Proxy Statement"):

  1.
  To elect eight directors nominated by the Company's Board of Directors and named in the Proxy Statement to serve for the ensuing year and until their respective successors are elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013; and

  3.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        Only stockholders of record as of the close of business on March 14, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. You can find directions to the Annual Meeting on the back cover of the Proxy Statement.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. We encourage you to promptly vote and submit your proxy over the Internet, by phone, or by completing, signing and timely returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        We will mail a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on March 14, 2013, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,
WALTER S. HAWRYLAK Secretary
Grand Prairie, Texas March 26, 2013

SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2013

GENERAL INFORMATION

        This Proxy Statement is being furnished to holders of common stock of Six Flags Entertainment Corporation (the "Company" or "we" or "us") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 8, 2013, at 3:00 p.m. EDT, at The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017, and at any postponement or adjournment thereof.

Availability of Proxy Materials on Internet

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), the Company has elected to provide access to its proxy materials electronically over the Internet. On or about March 26, 2013, the Company will mail the Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders of record as of the close of business on March 14, 2013, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of the proxy materials, including this Proxy Statement and the Annual Report for the year ended December 31, 2012. The Notice also contains instructions on how to request a paper copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing the proxy materials.

Quorum

        The presence of holders of record of a majority of the outstanding shares of common stock entitled to vote at the close of business on March 14, 2013 at the Annual Meeting, in person or by proxy, constitutes a quorum at the Annual Meeting. Abstention votes and broker non-votes (as described below) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Required Vote

        With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. The eight nominees receiving the highest number of affirmative FOR votes will be elected. A vote to WITHHOLD will have no legal effect.

        With respect to Proposal 2 (ratification of independent registered public accounting firm), stockholders may vote FOR, AGAINST or ABSTAIN. Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

        If you ABSTAIN from voting on Proposal 2 (ratification of independent registered public accounting firm), the abstention will have the same effect as an AGAINST vote.

        All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

Effect of Broker Non-Votes

        A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

        Brokers have discretionary authority to vote on Proposal 2 (ratification of independent registered public accounting firm), and therefore no broker non-votes are expected in connection with Proposal 2.

        Brokers do not have discretionary authority to vote on Proposal 1 (election of directors), and therefore there may be broker non-votes on Proposal 1. Broker non-votes will not affect the outcome of the vote on Proposal 1 and will not be counted in determining the number of shares necessary for approval of such proposals.

        In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.

Revocation of Proxies

        Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. EDT on May 7, 2013 to be counted.

Record Date

        Only stockholders of record as of the close of business on March 14, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 14, 2013, the Company had issued and outstanding 49,235,538 shares of common stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 14, 2013.

Proxy Voting Methods

        If at the close of business on March 14, 2013, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce the Company's administrative and postage costs, we suggest that you vote on the Internet or by phone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described above.

        If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. EDT on May 7, 2013 to be counted.

  BY INTERNET

  •
  If your shares are registered in your name:  Go to www.envisionreports.com/SIX and follow the online instructions. You will need the 15-digit control number included on your Notice or proxy card when you access the web page.

  •
  If your shares are held in a stock brokerage account or by a bank or other nominee:  Go to www.proxyvote.com and follow the instructions that you receive from your broker, bank or other nominee.

  BY TELEPHONE

  •
  If your shares are registered in your name:  Call toll-free (800) 652-8683 and follow the recorded instructions. You will need the 15-digit control number included on your Notice or proxy card when you call.

  •
  If your shares are held in a stock brokerage account or by a bank or other nominee:  Vote your shares over the telephone by following the voting instructions that you receive from your broker, bank or other nominee.

  BY MAIL

  •
  Request a proxy card by following the instructions on your Notice.

  •
  When you receive the proxy card, mark your selections on the proxy card.

  •
  Date and sign your name exactly as it appears on your proxy card.

  •
  Mail the proxy card in the postage-paid envelope that will be provided to you.

        The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. Whether or not you attend the Annual Meeting, your vote is important. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and timely returning a proxy card. You may also vote in person at the Annual Meeting.

Householding

        We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may write or email us at the following address and email address:

Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Attention: Investor Relations
nkrejsa@sftp.com

        Stockholders who hold shares in street name through a broker, bank or other nominee may contact their broker, bank or other similar organization to request information about householding.

Solicitation of Proxies

        This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person, by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

CORPORATE GOVERNANCE

The Board of Directors

        The Company's business, property and affairs are managed under the direction of the Board of Directors of the Company (the "Board"). The Board is elected by stockholders to oversee management and to assure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in the operating details on a day-to-day basis. The Board is advised of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.

        The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings as well as the annual meetings of stockholders. During the year ended December 31, 2012, the Board held 8 meetings. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the directors of the Company attended the Company's annual meeting of stockholders in 2012 and the Company expects that each director nominee will attend the Annual Meeting.

        The Board only has one class of directors. As a result, all directors are elected each year by the Company's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

        Each current director of the Company was elected at the Company's annual meeting of stockholders in 2012. The Board currently has eight directors and all eight directors of the Company are being nominated by the Board at the Annual Meeting. See "Proposal 1: Election of Directors."

        Stockholders and other interested parties may contact Jon L. Luther, the Lead Independent Director, and the other non-management directors by writing to the Lead Independent Director c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Independence

        The Board has affirmatively determined that seven of the eight current directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of the Company's director independence standards as set forth in the Company's Corporate Governance Principles. These standards reflect the independence standards adopted by the New York Stock Exchange ("NYSE"). The independent directors are John W. Baker, Kurt M. Cellar, Charles A. Koppelman, Jon L. Luther, Usman Nabi, Stephen D. Owens and Richard W. Roedel.

        None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than the director compensation described below or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.

 Corporate Governance Documents

        The Company's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and the charters of the Board committees provide the framework for the governance of the Company.

  Corporate Governance Principles

        The Corporate Governance Principles cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the succession plan for the chief executive officer and other senior executives.

  Code of Business Conduct and Ethics

        The Company has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company's best interest.

  Code of Ethics for Senior Financial Officers

        The Company has also adopted and maintains a separate Code of Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at the Company. Each of the Company's senior financial officers is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers.

        The Company intends to post amendments to or waivers from the Company's Corporate Governance Principles, Code of Business Conduct and Ethics and the Company's Code of Ethics for Senior Financial Officers on the Company's website at www.sixflags.com/investors. No such amendment or waiver has been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

        The Company's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and charters of the committees of the Board are available on the Company's website at www.sixflags.com/investors. A printed copy of each of these documents is available, without charge, by sending a written request to: Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Investor Relations.

 Board Committees

        The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2013 and the function of each committee are described below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John W. Baker			X*
Kurt M. Cellar	X*+
Charles A. Koppelman	X	X
Jon L. Luther		X*
Usman Nabi			X
Stephen D. Owens		X	X
James Reid-Anderson
Richard W. Roedel	X+

*
Chairman

+
Audit Committee Financial Expert

  Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process including review of the internal audit function, the financial reports and other financial information the Company provides to the public, the Company's systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company's financial statements, the Company's legal and regulatory compliance and the Company's safety programs as established by management. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to stockholder ratification), compensate (including fee pre-approvals), evaluate and replace the Company's independent auditors and oversee their scope of work, independence and their engagement for any other services. The Audit Committee meets independently with those persons performing the Company's internal auditing function, as well as the Company's independent auditors and senior management.

        The Audit Committee held 12 meetings during 2012. A copy of the Audit Committee charter is available to stockholders on the Company's website at www.sixflags.com/investors. All members of the Audit Committee are independent within the meaning of SEC regulations. In addition, the Board has determined that Messrs. Cellar and Roedel are each qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, any duties, obligations or other liability that are greater than the duties, obligations or liabilities imposed on such person as a member of the Audit Committee in the absence of such designation. Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company, except that in the event such member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee. Mr. Roedel serves on the audit committees of three other public companies in addition to serving on the Company's Audit Committee. The Board determined that such service did not impair Mr. Roedel's ability to effectively serve on the Company's Audit Committee. None of the other members of the Audit Committee serve on the audit committee of more than three public companies.

  Compensation Committee

        The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing the Company's overall compensation philosophy; (ii) determines the appropriate compensation levels for the Company's executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to the Company's equity-based plans; and (v) reviews employee salary levels.

        The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation was made in 2012. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP to advise it in connection with ongoing compensation matters related to the Company. The Compensation Committee has determined that the work of Deloitte Consulting LLP has not raised any conflict of interest under SEC regulations.

        The Compensation Committee met 7 times during 2012. At every meeting, the Compensation Committee met in executive session without management. A copy of the written Compensation Committee charter is available to stockholders on the Company's website at www.sixflags.com/investors. The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and meets the independence requirements of the NYSE and the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed during 2012.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Nominating and Corporate Governance Committee developed and recommended to the Board, the Company's Corporate Governance Principles and reviews, on a regular basis, the overall corporate governance of the Company.

        The Nominating and Corporate Governance Committee met 4 times during 2012. At every meeting, the Nominating and Corporate Governance Committee met in executive session without management. A copy of the Nominating and Corporate Governance Committee's written charter is available to stockholders on the Company's website at www.sixflags.com/investors. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE requirements.

  Executive Committee

        The Executive Committee, which did not meet during 2012, was disbanded as of May 2, 2012. The Executive Committee served primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee was authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board.

  Communications with the Board of Directors

        Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.

  Meetings of Independent Directors

        The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director or, in his absence, one of the other independent directors will chair that executive session.

Board Leadership Structure and Role in Risk Oversight

        Currently, Mr. Reid-Anderson serves as the Company's Chief Executive Officer and as the Chairman of the Board. The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate. Instead, the Company's By-Laws provide that the Board may designate a Chairman. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. The Board has determined that the most effective leadership structure for the Company is for Mr. Reid-Anderson to serve as both Chairman and Chief Executive Officer. The Board believes that this combined role provides strong unified leadership for the Company, enhances communication between management and the Board and enables management to more efficiently execute the Company's strategic initiatives and business plans. Mr. Luther serves as the Company's Lead Independent Director. As the Lead Independent Director, Mr. Luther presides at meetings of the non-employee directors and serves as the presiding director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company's and the Board's then current circumstances as and when appropriate.

        The Company's management is responsible for identifying, assessing and managing the material risks facing the business. The Board and, in particular, the Audit Committee are responsible for overseeing the Company's processes for assessing and managing risk. Each of the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Internal Audit, with input as appropriate from other management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputational, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company's business and financial risk management and risk assessment policies and procedures with senior management, the Company's independent auditor and the Vice President of Internal Audit of the Company. The Audit Committee reports its risk assessment function to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting. The roles of the Board and the Audit Committee in the risk oversight process have not affected the Board leadership structure.

Nomination Process

  Role of the Nominating and Corporate Governance Committee

        The Board has adopted a set of Corporate Governance Principles which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Principles, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. With respect to diversity, the Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director but does not have a separate policy directed toward diversity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely renominated annually.

        After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by the Company or by one of the Company's stockholders.

        The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.

  Candidates Proposed by Stockholders for Consideration by the Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business address and principal occupation or employment during the past five years. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee should send the required information to the Secretary or Lead Independent Director, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie,

Texas 75050. In order to be considered by the Nominating and Corporate Governance Committee, nominations for directors to be elected at the 2014 annual meeting must be received no later than November 26, 2013.

  Stockholder Nominations

        The Company's Amended and Restated By-Laws permit a stockholder to nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder's intent to make the nomination has been given to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company's previous annual meeting. In order to be considered timely for the 2014 annual meeting, notice of a stockholder's intent to make a nomination at the 2014 annual meeting must be given to the Company no earlier than January 9, 2014 and no later than February 8, 2014. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the written notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the tenth day following the Company's first public announcement of such annual meeting date. In the case of an election to be held at a special meeting of stockholders, notice must be given not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the tenth day following the Company's first public announcement of the date of the special meeting. The notice must include all information relating to such nominee that is required to be disclosed in a proxy statement, including, without limitation, the name and address of the nominee, and the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice must also include, as to the stockholder submitting the nomination: (i) such person's name and address; (ii) the class and number of shares of the Company's capital stock that are owned beneficially and of record; (iii) a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person; and (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders. The Company may require any proposed nominee to furnish other information as the Company may reasonably require determining the eligibility of the proposed nominee to serve as a director of the Company.

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

        Annual compensation for non-employee directors (other than Mr. Nabi) for 2012 was comprised of cash compensation and equity compensation in the form of restricted stock awards. Each of these components is described in more detail below. Employee directors do not receive any compensation in connection with their director service. Mr. Nabi previously advised the Board that he did not wish to receive any director fees. Mr. Reid-Anderson is the only employee-director and his compensation as an employee is set forth in the 2012 Summary Compensation Table. The following table provides summary compensation information for each non-employee director for the year ending December 31, 2012:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Total ($)
John W. Baker	67,500	91,524	159,024
Kurt M. Cellar	75,000	91,524	166,524
Charles A. Koppelman	80,000	91,524	171,524
Jon L. Luther	92,499	91,524	184,023
Usman Nabi	—	—	—
Stephen D. Owens	75,000	91,524	166,524
Richard W. Roedel	69,999	91,524	161,523

(1)
Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the Long-Term Incentive Plan pursuant to the Company's director cash retainer deferral program. The amounts for Messrs. Luther and Roedel include $57,499, which they each elected to defer pursuant to the director cash retainer deferral program. Accordingly, Messrs. Luther and Roedel were each granted 1,188 deferred stock units in 2012. See below "—Description of Non-Employee Director Compensation—Equity Compensation" for a discussion of the Company's director cash retainer deferral program.

(2)
The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2012. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 3(u) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

        The following table sets forth the aggregate number of restricted stock awards outstanding as of December 31, 2012 for each non-employee director. All of the restricted stock awards vest on May 3, 2013. Each non-employee director had only one award outstanding as of December 31, 2012 and therefore, the grant date fair value of such award is reflected in the 2012 Director Compensation Table. There are no outstanding stock option awards for any non-employee director.

Name	Total Restricted Stock Awards Outstanding (#)
John W. Baker	1,891
Kurt M. Cellar	1,891
Charles A. Koppelman	1,891
Jon L. Luther	1,891
Usman Nabi	—
Stephen D. Owens	1,891
Richard W. Roedel	1,891

Description of Non-Employee Director Compensation

        Pursuant to the Company's Corporate Governance Principles, the Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review non-employee director compensation and benefits. The Board's non-employee director compensation policies permit the Company to award additional fees to the chairs of the Board committees and to the Lead Independent Director. The Compensation Committee retained Deloitte Consulting LLP to provide advice in connection with ongoing compensation matters related to the Company including to reassess the compensation paid to non-employee directors from a corporate governance perspective.

  Cash Compensation

        The Company pays the following cash compensation to non-employee directors in equal quarterly installments at the beginning of each fiscal quarter.

  •
  $57,500 annual fee for service as a director;

  •
  an additional $17,500 fee for serving as the Chairman of the Audit Committee;

  •
  an additional $15,000 fee for serving as the Chairman of the Compensation Committee;

  •
  an additional $10,000 fee for serving as the Chairman of the Nominating and Corporate Governance Committee;

  •
  an additional $12,500 fee for serving as a member of the Audit Committee;

  •
  an additional $10,000 fee for serving as a member of the Compensation Committee;

  •
  an additional $7,500 fee for serving as a member of the Nominating and Corporate Governance Committee; and

  •
  an additional $20,000 fee for serving as the Lead Independent Director.

  Equity Compensation

        The Company awards time-vested (12 month) restricted stock awards to non-employee directors annually equal to $91,500 divided by the stock price on the date of grant. This represents an increase, effective as of May 2, 2012, from $57,500, partially as a result of an analysis prepared by Deloitte Consulting LLP that showed the Company's prior non-employee directors' equity compensation significantly lagged other companies in the entertainment and leisure industry. In February 2013, the Board, upon recommendation of the Compensation Committee and the Nominating and Corporate Governance Committee, approved an increase to the annual restricted stock awards to non-employee directors, effective as of May 8, 2013, from $91,500 to $120,000 divided by the stock price on the date of grant.

        In 2011, the Company adopted a director cash retainer deferral program under the Company's Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member's services as a director in 2012 and thereafter. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents in the form of additional deferred stock units. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director's service as a director terminates.

  Stock Ownership Guidelines

        To further the Company's objective of aligning the interests of directors with the Company's stockholders, the Board adopted stock ownership guidelines for directors in 2012. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director's annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should be achieved within three years of (i) the effective date of the guidelines for directors serving as of the adoption of the guidelines or (ii) the date the person first becomes a director for newly appointed or elected directors.

PROPOSAL 1: ELECTION OF DIRECTORS

        At the Annual Meeting, eight directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. Since fewer nominees are named in this Proxy Statement than the number fixed by the Company's By-laws, one vacancy remains on the Board, which the Board will seek to fill with an individual that the Board believes is best qualified to become a director in accordance with the Company's nomination process. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

 Information Concerning Nominees

Name	Age as of March 1, 2013	Position with the Company
John W. Baker	49	Director
Kurt M. Cellar	43	Director
Charles A. Koppelman	72	Director
Jon L. Luther	69	Director
Usman Nabi	38	Director
Stephen D. Owens	42	Director
James Reid-Anderson	53	Chairman of the Board, President and CEO
Richard W. Roedel	64	Director

        John W. Baker has served as a Director of the Company since May 2010. From February 2009 through December 2012, Mr. Baker served as Senior Vice President, Enterprise Effectiveness at Caesars Entertainment Corporation, which owns and operates over 50 casinos, hotels, and seven golf courses under several brands. In this capacity, he oversaw the company's Strategic Sourcing, Continuous Improvement, Corporate Real Estate and Program Management Office activities. Mr. Baker joined Caesars Entertainment Corporation (then Harrah's Entertainment Inc.) in 2005 as the Executive Associate to the Chairman, President and CEO. Prior to that, he was President and COO of HomeGain, Inc., a national online real estate services company, and was Senior Vice President and General Manager at Wells Fargo. He also held various positions with Booz, Allen & Hamilton over a ten year period. Mr. Baker's experience in general operations management and cost reduction and restructuring from his prior positions and his entertainment related experience make him highly qualified to serve as a director.

        Kurt M. Cellar has served as a Director of the Company since May 2010. Since January 2008, Mr. Cellar has been the President of Corner Pocket Investors, LLC. He has also been a consultant to companies in a variety of industries as well as a private investor. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. He is currently a director of Angiotech Pharmaceuticals, Home Buyers Warranty, Hawaiian Telecom, Inc., Horizon Lines and U.S. Concrete Inc. Within the last five years, Mr. Cellar was also a member of the Board of Directors of Aventine Renewable Energy where he was a member of the Audit and Compensation Committees, The Penn Traffic Company where he was a member of the Compensation Committee, and RCN Corporation, where he was a member of the Audit and Compensation Committees. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.

        Charles A. Koppelman has served as a Director of the Company since May 2010. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business, and is a director and serves on the Compensation Committee of Las Vegas Sands. Mr. Koppelman served as Non-Executive Chairman of the board of directors of Martha Stewart Living Omnimedia, Inc. from September 2011 through May 2012 and as its Executive Chairman and principal executive officer from July 2008 until September 2011. Mr. Koppelman joined the board of Martha Stewart Omnimedia, Inc. in July 2004 and became its Chairman in June 2005. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman's business acumen acquired from his extensive experience with media and entertainment companies together with his branding experience make him highly qualified to serve on the Board.

        Jon L. Luther has served as a Director of the Company since May 2010. Mr. Luther served as Chief Executive Officer of Dunkin' Brands from January 2003 to March 2006 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and, in July 2010, became non-Executive Chairman. Mr. Luther is on the Board of Directors of The Culinary Institute of America and also serves as Vice Chairman and a member of its Executive Committee. He is also currently serving as a director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Brinker International, Inc. as well as the Chairman of Arby's Restaurant Group, Inc., a privately held quick-service sandwich chain. Mr. Luther brings to the Board executive leadership experience and vast business experience and expertise in the food and beverage segment as well as in brand marketing.

        Usman Nabi has served as a Director of the Company since May 2010. Mr. Nabi is a Senior Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi is a member of the board of directors of Global Glimpse, a nonprofit organization committed to creating global leadership opportunities for America's youth. As a Senior Partner at H Partners Management, Mr. Nabi brings to the Board a keen business and financial sense and strong investment experience especially in the leisure sector.

        Stephen D. Owens has served as a Director of the Company since May 2010. Mr. Owens is co-founder and Managing Director of Staple Street Capital, a private equity firm. Prior to founding Staple Street Capital in 1995, Mr. Owens was a Managing Director at The Carlyle Group in the firm's U.S. Buyout team. While at Carlyle, Mr. Owens co-founded the firm's Global Consumer & Retail Group, was a senior member of the firm's Global Communications & Media Group, and executed and oversaw investments in the business services and transportation sectors. Previously, Mr. Owens was a principal investor and investment banker with Lehman Brothers in their New York and Hong Kong offices. Mr. Owens' business and finance experience including helping to create value in multi-location consumer-facing businesses, qualifies him to serve on the Board.

        James Reid-Anderson has served as Chairman, President and Chief Executive Officer of the Company since August 2010. Prior to joining the Company, Mr. Reid-Anderson was an adviser to Apollo Management L.P., a private equity investment firm, commencing January 2010, and from December 2008 to March 2010 was an adviser to the managing board of Siemens AG, a worldwide manufacturer and supplier of electronics and electrical engineering in the industrial, energy and healthcare sectors. From May through November 2008, Mr. Reid-Anderson was a member of Siemens AG's managing board and Chief Executive Officer of Siemens' Healthcare Sector, and from November 2007 through April 2008 he was the Chief Executive Officer of Siemens' Healthcare Diagnostics unit. Prior to the sale of the company to Siemens, Mr. Reid-Anderson served as Chairman, President and Chief Executive Officer of Dade Behring Holdings, Inc., a company that manufactured testing equipment and supplies for the medical diagnostics industry, which he joined in August 1996. Mr. Reid-Anderson previously held roles of increasing importance at PepsiCo, Grand Metropolitan (now Diageo) and Mobil. Mr. Reid-Anderson previously served as a director of Brightpoint Inc. and Stericycle, Inc. Mr. Reid-Anderson is a fellow of the U.K. Association of Chartered Certified Accountants. Mr. Reid-Anderson's prior experience as Chairman, President and Chief Executive Officer of Dade Behring, a restructured public company, as well as his extensive operational, international and financial background, makes him especially qualified to serve as Chairman and lead the Company to operational and financial success.

        Richard W. Roedel has been a Director of the Company since December 2010. Mr. Roedel is a director and Chairman of the Audit Committee of Lorillard, Inc. as well as a director and member of the Audit Committee and Chairman of the Risk Committee of IHS, Inc. Mr. Roedel is the Lead Independent Director of Lorillard, the Non-Executive Chairman of Luna, and has been the chairman of several governance, compensation and special committees. Mr. Roedel served on the Board of

Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until October 2012, when it was acquired by Ingram Micro Inc., including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Governance Committee. Mr. Roedel was a director of Broadview Holdings, Inc., a private company, and was Chairman of its Audit Committee and a member of its Compensation Committees until 2012. Mr. Roedel was a director and Chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.

Vote Required

        A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

 AUDIT COMMITTEE REPORT

        The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that has been approved and adopted by the Board and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.

        The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, disclosure, accounting, and legal compliance and (iii) the Company's auditing, accounting and financial reporting processes generally.

        Management is responsible for the preparation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.

        The following is the report of the Audit Committee of the Company with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2012.

        To fulfill its responsibility, the Audit Committee has done the following:

  •
  The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting.

  •
  The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380) as adopted by the Public Company

    Accounting Oversight Board in Rule 3200T regarding the auditors' judgments about the quality of the Company's accounting principles as applied in its financial reporting.

  •
  The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of the Company's internal controls over financial reporting for the fiscal year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE
Kurt M. Cellar (Chair) Charles A. Koppelman Richard W. Roedel

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis below with the Company's management and, based on such review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jon L. Luther (Chair) Charles A. Koppelman Stephen D. Owens

EXECUTIVE COMPENSATION

Overview

        This section of the Proxy Statement contains information regarding our compensation programs, policies and objectives and, in particular, their application to a specific group of individuals that we refer to as our named executive officers. Our named executive officers include the Company's Chief Executive Officer, the Chief Financial Officer and the other executives named in this Proxy Statement. One of the named executive officers, Alexander Weber, Jr., retired from the Company effective September 30, 2012. This section is organized as follows:

  •
  Compensation Discussion and Analysis.  This section contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of the named executive officers for 2012 and other information that we believe may be useful to investors regarding compensation of the named executive officers.

  •
  Compensation Policies and Risk Management Practices.  This section describes the Company's compensation policies and practices as they relate to the Company's risk management.

  •
  Description of Employment Agreements of Named Executive Officers.  This section refers to the employment agreements between the named executive officers and the Company.

  •
  2012 Executive Compensation Tables.  This section provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to the named executive officers and related information.

  •
  Potential Payments Upon Termination.  This section provides information regarding amounts that could become payable to our current named executive officers following specified events.

        The parts of this Executive Compensation section described above are intended to be read together and each provides information not included in the others. In addition, for background information regarding the Compensation Committee and its responsibilities, please see "Corporate Governance—Board Committees—Compensation Committee" above.

Compensation Discussion and Analysis

Executive Summary

        The Company's goal for its executive compensation program is to attract, motivate and retain a talented and experienced management team that will provide leadership for the Company's long-term success. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders' interests as exemplified by the Company's Project 500 performance-based award program described below.

        The compensation for the named executive officers consists of four elements—base salaries, annual cash bonuses, long-term equity awards, and perquisites and benefits—that are designed to reward performance in a simple and straightforward manner. Each of the current named executive officers has an employment agreement with the Company that was negotiated at arm's-length and sets forth the initial basis for the executives' compensation.

        The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. The Company delivered record performance in 2012. Revenue grew to $1,070 million, representing an increase of $57 million or 6% compared to 2011. Adjusted EBITDA in 2012 was $383 million, representing a $32 million or 9 percent increase compared to 2011. Cash earnings per share grew to $4.33 in 2012, an increase of $0.82 or 23% compared to 2011.

        Highlights of the Company's 2012 executive compensation program include the following:

  •
  None of the base salaries of any named executive officer were increased for 2012.

  •
  None of the annual bonus percentages for any named executive officer were increased for 2012 other than for Messrs. Hawrylak and Petit. Each of their annual bonus percentages increased by 12.5% of base salary to recognize their respective direct reporting relationships to the Chief Executive Officer.

  •
  Each current named executive officer was granted stock options in August 2012 since it had been approximately one year since the Company had awarded any options to its employees. The number of stock options granted were half the amount of the awards granted in 2011.

  •
  The Company exceeded the Adjusted EBITDA performance goal for 100% vesting under the Project 350 performance-based award program and each current named executive officer received restricted stock units in accordance with the terms of the program. The named executive officers continue to be incentivized by the Project 500 performance-based award program.

  •
  In February 2012, in order to align the executives with the Company's stockholders and foster the incentive provided by equity awards, dividend equivalent rights were provided with respect to all then outstanding and unvested stock options which allow dividend equivalents to be issued in the form of common stock upon the vesting of stock options. Dividend equivalent rights were awarded on the August 2012 stock option grants as well.

  •
  The Compensation Committee amended the Long-Term Incentive Plan to clarify that shares withheld as full or partial payment in connection with the exercise of any option or stock appreciation right or to satisfy tax withholding obligations are not available for subsequent awards under the Long-Term Incentive Plan as well as that other than in a Company transaction, the Company will not without stockholder approval cancel options with an exercise price greater than fair market value in exchange for cash.

  •
  The Company adopted stock ownership guidelines as described below in "Other Policies" with an ownership requirement of at least two times annual base salary (and five times annual base salary for the Chief Executive Officer).

        The Compensation Committee, which is comprised entirely of independent directors, with the assistance of the entire Board as appropriate, administers the Company's executive compensation program. The Compensation Committee determines the appropriate compensation levels for the Company's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees.

        The Compensation Committee carefully considers feedback from the Company's stockholders regarding the Company's executive compensation program, including the results of the stockholders' advisory vote on executive compensation at the 2011 annual meeting which was approved by more than 97% of the votes cast. In accordance with the preference indicated by more than 84% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every three years. Accordingly, the next advisory vote on executive compensation would occur at the 2014 annual meeting of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this Proxy Statement under the heading "Communications with the Board of Directors."

Executive Compensation Philosophy and Objectives

        The following are the objectives for the Company's executive compensation program:

  •
  Establish fair, competitive aggregate compensation, to include salary, cash bonus and long-term incentives;

  •
  Closely align the interests of management with the Company's business objectives; and

  •
  Deliver an appropriate mix of fixed and at-risk compensation that is directly related to stockholder value and the Company's overall performance.

        The Company's direct compensation program therefore consists of:

  •
  Base salary consistent with the executive's role and contributions to the Company;

  •
  Annual cash bonuses for all executives tied to the Company's and the executive's performance;

  •
  A long-term incentive compensation program used to focus executive efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options, restricted stock units, shares of restricted stock and other performance based equity awards; and

  •
  Perquisites and retirement benefits.

Administration of the Executive Compensation Program

        The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee's responsibilities include, but are not limited to, reviewing the Company's executive compensation philosophy and strategy, participating in the performance evaluation process for the Chief Executive Officer, setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives, establishing incentive compensation and performance goals and objectives for the Company's executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment or consulting agreements, and severance arrangements, and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of the executive compensation programs.

        The entire Board ratified the 2012 compensation for the Chief Executive Officer and the other executive officers named in the 2012 Summary Compensation Table.

  Management Participation

        The Company's human resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Administration and his staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The Compensation Committee regularly meets in executive session without management.

  Compensation Consultants

        The Compensation Committee has engaged Deloitte Consulting LLP to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of competitors, and legislation or regulations impacting the Company's executive compensation program. Consistent with its role as independent consultants to the Compensation Committee, Deloitte Consulting LLP provides no other services to the Company. Deloitte Consulting LLP may work directly with management on behalf of the Compensation Committee, but such work is under the control and supervision of the Compensation Committee.

Determining Executive Compensation

        In making compensation decisions regarding executive officers generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company's strategic business objectives, and the executive's performance and experience. The Company has not formally benchmarked executive pay since 2010, however the Compensation Committee believes that market compensation data should only be used as a point of reference, not as the determining factor in the executive officers' compensation. The compensation arrangements for the named executive officers reflect the result of arm's-length negotiations by the Company with the executives in connection with their hire or retention and does not correspond to a specific benchmark level of pay. Further, compensation arrangements are reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company's compensation philosophy and plans. In determining long-term incentive grants in 2012, the Company requested general market information on long-term incentive grants from Deloitte Consulting LLP, which was considered, along with past awards, and company and individual performance in making compensation recommendations to the Compensation Committee.

Elements of Compensation

        The elements of compensation for the named executive officers include:

  •
  Base salary

  •
  Annual incentives

  •
  Long-term incentives

  •
  Perquisites and benefits

        In setting total compensation, the Compensation Committee applies a consistent approach for all executive officers. Although the Compensation Committee has a compensation approach, as described below, the Compensation Committee exercises appropriate business judgment in how it applies the approach to the facts and circumstances associated with each executive.

  Base Salary

        Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement, the salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain talented executive officers based on the individual's responsibilities, performance and experience, as well as internal equity, and business and industry conditions.

        Each of the named executive officers entered into an employment agreement with the Company in 2010, and their base salaries and other compensation were determined as a result of the related individual negotiations, and based on the philosophies and factors described herein. None of the named executive officers received salary increases in 2012 although effective January 1, 2013, Messrs. Duffey, Balk and Hawrylak received salary increases ranging from 5.0% to 6.1%. Mr. Reid-Anderson received no increase and Mr. Petit received an increase of 21.2% to recognize his contributions to the success of the Company's marketing programs and the consistent improvement in the Company's season pass sales and marketing initiatives. The following table shows the annual base salaries in 2012 for the named executive officers:

Executive	Base Salary ($)
James Reid-Anderson	1,200,000
John M. Duffey	550,000
Alexander Weber, Jr.	800,000
Lance C. Balk	500,000
Walter S. Hawrylak	330,000
Brett Petit	330,000

  Annual Incentives

        The Company's annual cash incentive plan closely links pay and performance by providing to all eligible full-time employees, including the current named executive officers, a compensation opportunity based on the Company achieving key business plan goals. Effective as of January 1, 2012, the target bonus for each of Messrs. Hawrylak and Petit was increased from 50% of base salary to 62.5% of base salary in order to recognize their respective direct reporting relationships to the Chief Executive Officer. The following table shows the target bonus opportunities for the named executive officers for 2012:

Executive	Target Bonus ($)
James Reid-Anderson	120% of base salary
John M. Duffey	75% of base salary
Alexander Weber, Jr.	100% of base salary
Lance C. Balk	75% of base salary
Walter S. Hawrylak	62.5% of base salary
Brett Petit	62.5% of base salary

        In order for any current named executive officers to receive his target bonus, achievement of the following four strategic objectives was required:

Criteria	Goal
Adjusted EBITDA (weighted 50%)	Greater than $370 million
Net debt level (weighted 25%)	Equal to or better than budget ($872 million after adjustment for issuance of senior unsecured notes, share repurchases, fees associated with the Company's issuance of senior unsecured notes and debt refinance)
Guest satisfaction (weighted 12.5%)	Better than 2011 guest satisfaction scores and 2012 guest safety scores better than 2011 guest safety scores year average
Success in fostering and maintaining a safe park environment (weighted 12.5%)	10% reduction in workers compensation claims in comparison to the prior three year average

        However, unless Adjusted EBITDA for 2012 of more than $344 million was achieved, no annual incentive would have been earned under the annual cash incentive plan regardless of the performance under the other strategic objectives. As long as Adjusted EBITDA of more than $344 million for 2012 was achieved, attainment of the weighted target bonus components is determined separately for each of the four strategic objectives. To the extent that Adjusted EBITDA for 2012 exceeded $370 million, the aggregate earned bonus based on the four strategic objectives is increased up to 100% for an additional $30 million of Adjusted EBITDA achieved (and proportionately for lesser amounts of additional

Adjusted EBITDA in excess of $370 million), resulting in a maximum of 200% of target bonus for $400 million of Adjusted EBITDA and full satisfaction of the other strategic objectives. The employment agreement of Mr. Reid-Anderson sets forth his target bonus percentage and references certain other annual incentive parameters. For cohesiveness within the executive team, Mr. Reid-Anderson participated in the same annual cash incentive program as the other executives. With achievement of Adjusted EBITDA of $383 million and achievement of full target performance with respect to the other three strategic objectives, Mr. Reid-Anderson and the other current named executive officers earned approximately 143.2% of their target bonus under the annual cash incentive plan.

        The Compensation Committee determined an additional discretionary cash bonus, with respect to Messrs. Duffey, Balk, Hawrylak and Petit, was appropriate based on the following factors: (i) individual performance during the year, (ii) the performance of the specific business unit or function managed by each respective current named executive officer, (iii) the performance of the Company compared to plan with the resulting $383 million of Adjusted EBITDA, and (iv) the Company's significantly stronger financial position at year end versus prior year. Specifically, the Compensation Committee factored the following achievements for each executive: (i) Mr. Duffey's contributions to the success of the Company's senior unsecured notes offering and credit agreement amendment, (ii) Mr. Balk's contributions to the success of the Company's senior unsecured notes offering and credit agreement amendment, (iii) Mr. Hawrylak's efforts in the Company's succession planning and employee survey program, and (iv) Mr. Petit's success in ticket and season pass pricing and grass roots marketing. Such discretionary cash bonuses were as follows: Mr. Duffey—$44,300, Mr. Balk—$23,000, Mr. Hawrylak—$79,650 and Mr. Petit—$124,650. In addition, the Compensation Committee granted Mr. Reid-Anderson an award of 75,000 stock options in February 2013, in recognition of the Company's successful financial performance for 2012.

        In February 2013, the Compensation Committee approved the following bonus awards for the current named executive officers, payable upon completion of the Company's audit for 2012. The amounts paid pursuant to the annual cash incentive plan are set forth in the "Non-Equity Incentive Plan" column of the 2012 Summary Compensation Table in this Proxy Statement because such amounts were paid pursuant to the pre-established criteria under the annual cash incentive plan and the discretionary bonus amounts recognizing performance are set forth in the "Bonus" column of the 2012 Summary Compensation Table.

Executive	Target Bonus (at $370 million EBITDA)	143.2% of Target Bonus (at $383 million EBITDA)	Cash Bonus Paid
James Reid-Anderson	$1,440,000	$2,062,080	$2,062,080
John M. Duffey	$412,500	$590,700	$635,000
Lance C. Balk	$375,000	$537,000	$560,000
Walter S. Hawrylak	$206,250	$295,350	$375,000
Brett Petit	$206,250	$295,350	$420,000

  Long-Term Incentives

        The Company's long-term incentive awards are tied to the Company's performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company's stockholders and to reward the named executive officers' contribution to the long-term growth and performance of the Company. The Compensation Committee may, from time to time, based on individual circumstances, grant additional equity incentive awards to employees, including named executive officers, due to circumstances such as outstanding performance or in connection with a promotion. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee awards stock options or restricted stock units (or alternatively, restricted stock), or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer. These awards are granted under the Company's Long-Term Incentive Plan.

  •
  Stock Options.  Existing stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company's common stock on the date the stock options are granted. The Compensation Committee believes that stock options are appropriate because they are aligned with the long-term interests of stockholders, as the stock options have no value to the named executive officers unless the market value of the Company's common stock increases after the grant date. As discussed below under "Dividend Equivalent Rights," unvested stock options have dividend equivalent rights associated with them. The stock option dividend equivalent rights granted to the named executive officers provide for issuance of shares of stock in a value equal to any dividends declared on the common stock from the date of grant of the dividend equivalent rights through the date that the stock option vests. The Compensation Committee granted stock options to the named executive officers in August 2012 as part of a general grant to employees to provide incentives since it had been approximately one year since the Company had awarded any options to its employees. Additionally in August 2012, the Compensation Committee approved an additional 50,000 stock options to Mr. Reid-Anderson to be granted on, and have an exercise price of the then current market price, on the date of the Company's 2012 earnings announcement.

  •
  Restricted Stock/Restricted Stock Units.  The restricted stock units generally vest 25% on each of the first four anniversaries of the grant date. The number of restricted stock units (or shares of restricted stock) granted is based on the closing price of the Company's common stock on the date of grant. Outstanding shares of restricted stock and restricted stock units receive dividends at the same rate as all other stockholders. Recipients of awards of restricted stock units do not have voting rights on such shares before the awards vest but any dividends paid are credited to a book entry account and are distributed if and when such awards vest. Recipients of awards of restricted stock have rights to dividends (subject to the same vesting requirements as the underlying shares) and have the right to vote such shares. While the Compensation Committee believes that restricted stock units (or shares of restricted stock) are appropriate because they enhance the retention of the named executive officers and increase in value only if the Company's stock price increases, which is aligned with stockholders' interests, the Compensation Committee has not granted any time-based restricted stock or restricted stock units since 2010.

  •
  Project 350.  In order to improve its financial position relative to its competitors, the Company established as a key business objective the achievement of annual Adjusted EBITDA of $350 million. In 2010, to further incentivize the named executive officers to achieve this goal, the Compensation Committee developed an equity incentive plan entitled Project 350, pursuant to which the named executive officers would be issued a restricted stock unit award if the Company achieved the Project 350 target Adjusted EBITDA by December 31, 2011.

    In February 2012, each named executive officer earned the number of restricted stock units as set forth below in accordance with the terms of Project 350.

Executive	Restricted Stock Units
James Reid-Anderson	752,142
John M. Duffey	103,263
Alexander Weber, Jr.	103,263
Walter S. Hawrylak	41,304
Lance C. Balk	41,304
Brett Petit	41,304

    Such restricted stock units were unvested when granted and originally scheduled to vest upon the completion of the Company's 2012 audit if the Company's Adjusted EBITDA for its 2012 fiscal year was at least 97.5% of the Company's target Adjusted EBITDA of $330 million for 2011. Since as of December 2012 it was clear that the Company would actually exceed the Project 350 target Adjusted EBITDA for fiscal 2012 by at least $50 million, the Board determined it was in the best interest of the Company to accelerate the vesting of the Project 350 restricted stock units by a couple of months to a December 24, 2012 vesting date thereby potentially providing significant tax savings for the employees. In accordance with Mr. Weber's retirement agreement with the Company, Mr. Weber was entitled to receive 60% of his unvested restricted stock units under Project 350, which vested on December 24, 2012.

  •
  Project 500.  Largely due to the Company's substantial progress and the success of Project 350 in motivating the participants, the Compensation Committee determined that a similar program, entitled Project 500, would be beneficial to the Company and its employees. Project 500 provides participants with an equity incentive in the event that the Company reaches its aspirational goal of $500 million of Modified EBITDA in a calendar year (the "Project 500 Target EBITDA") by December 31, 2015. The Compensation Committee believed that Modified EBITDA (which is Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the properties that are less than wholly owned by the Company), rather than Adjusted EBITDA, was the appropriate measurement because it is the most comparable measure to other industry participants and demonstrates the full range of the Company's business. Pursuant to Project 500, the current named executive officers will be issued shares of stock if the Company achieves the Project 500 Target EBITDA in calendar year 2015 or before.

    As originally adopted, Project 500 provided for share distributions only with regard to financial achievement in calendar years 2013 through 2015. In May 2012, the Company amended Project 500 to provide for early achievement in the scenario in which the Company achieved the Project 500 Target EBITDA in calendar year 2012. While the distribution of any shares under Project 500 with regard to 2012 was highly unlikely, the Company concluded that clarifying the operation of Project 500 in advance of the majority of 2012 performance was important. The amendment to Project 500 added a bonus for achievement of the Project 500 Target EBITDA in 2012. In the event the Company achieved the Project 500 Target EBITDA in 2012, there would have been a 50% early achievement bonus on stock awarded. The Project 500 Target EBITDA, however, was not achieved for 2012.

    Project 500 continues to provide management with incentive to reach the Project 500 Target EBITDA earlier than 2015 by providing: (a) a 15% early achievement bonus if the Project 500 Target EBITDA is met in calendar year 2014 and (b) a 35% early achievement bonus if the Project 500 Target EBITDA is met in calendar year 2013. The number of shares of stock that each current named executive officer is eligible to receive (the "Project 500 Base Award") is set forth below if the Project 500 Target EBITDA is first achieved in the year specified and no partial awards (as described below) were previously earned:

	Shares of Stock
Executive	2013 Early Achievement	2014 Early Achievement	2015 Achievement
James Reid-Anderson	617,625	526,125	457,500
John M. Duffey	135,000	115,000	100,000
Lance C. Balk	67,500	57,500	50,000
Walter S. Hawrylak	54,000	46,000	40,000
Brett Petit	54,000	46,000	40,000

    If at least $475 million of Modified EBITDA but not Project 500 Target EBITDA is achieved in calendar year 2013, 2014 or 2015, a partial Project 500 award can be achieved and any overperformance above $475 million of Modified EBITDA can be credited to the next calendar year's achievement of $475 million of Modified EBITDA for an additional partial award. A partial award in 2013 results in 75% of the 2013 Early Achievement award. A partial award in 2014 results in 50% of the 2014 Early Achievement award (unless a 2013 partial award was earned and then the partial award in 2014 is reduced to 25% of the 2014 Early Achievement award). A partial award in 2015 (not available if a partial award was earned in 2013) results in 50% of the 2015 achievement award.

    The Company's Audit Committee will determine Modified EBITDA after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of one-time or extraordinary events such as acquisitions and dispositions.

    Any shares under Project 500 will be issued after the Compensation Committee certifies the achievement of the Modified EBITDA after completion of the Audit Committee's review of the Company's audited financial statements for the applicable calendar year. To receive shares under Project 500 the following minimum criteria are also required: (i) the Company must have a profit for at least one of the 2013, 2014 or 2015 calendar years and (ii) unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved. As discussed in "—Potential Payments Upon Termination—Payments Paid to Former Named Executive Officers Upon Retirement from the Company," Mr. Weber forfeited any right to any award under Project 500 pursuant to his retirement agreement.

  Perquisites and Benefits

        The named executive officers receive the same health and welfare and other benefits provided to other Company employees. The Company provides limited perquisites to named executive officers such as a fixed automobile and tax and legal allowance for Mr. Reid-Anderson. The "All Other Compensation" column of the 2012 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC. The Compensation Committee intends to review the Company's policies on executive officer perquisites on an annual basis.

        The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions. In 2012, the Company matched 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits). The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see "—Fiscal 2012 Non-Qualified Deferred Compensation."

        In December 2010, the Company established an employee stock purchase plan, which is made available to substantially all of the Company's employees, and allows participants to acquire the Company's common stock at a discount price. The employee stock purchase plan was approved by stockholders at the Company's annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company's common stock at a 10% discount to the lower of the market value of the common stock at the beginning or end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company's common stock on the first trading day of each offering period) of the Company's common stock in any calendar year.

  Dividend Equivalent Rights

        In connection with the Company's significantly increased dividend declaration in February 2012, the Compensation Committee determined to grant holders of the Company's unvested stock options and Project 500 awards with dividend equivalent rights ("DERs"). The DERs are intended to provide holders of all such equity awards with protection against the dilution inherent as a result of the enhanced dividend. The stock option DERs granted to the named executive officers provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends declared on the common stock from the date of the DER issuance through the date of option vesting. Similarly, the Project 500 DERs provide for issuance of shares of stock in a value equal to any dividends declared on the common stock from the date of the DERs issuance through the date shares, if any, are earned under Project 500. The Compensation Committee believes that the use of DERs was necessary to keep the executives aligned with stockholders as a significant part of the Company's total stockholder return will be in the form of dividends.

  Compensation Upon Termination of Employment

        In addition to short- and long-term compensation, the Company believes it is important to provide certain of the executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two types—severance pay and benefits continuation. Under their respective employment agreements, the named executive officers are entitled to receive these benefits in the event of specified terminations of employment and as a consequence of a change in control. Those benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

  •
  Enhance the Company's value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

  •
  Preserve the objectivity of the Company's management team if they are negotiating and executing a consolidation transaction.

  •
  Keep the management team focused on the Company's business instead of their personal financial situation.

        The Company believes that these benefits are important considerations for its executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of an executive officer's employment and also enable the Company to secure their cooperation following termination. The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company's hiring needs dictate. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control. See "Potential Payments Upon Termination" for additional information on separation payments and benefits for the named executive officers.

        In connection with Mr. Weber's retirement, and in recognition of his contributions made to the Company, the Company determined it was appropriate to provide Mr. Weber with a retirement package as described below in "—Potential Payments Upon Termination—Payments Paid to Former Named Executive Officers Upon Retirement from the Company."

Tax and Accounting Impact and Policy

        The financial and income tax consequences to the Company of individual executive compensation elements are important considerations for the Compensation Committee when analyzing the overall design and mix of compensation. The Compensation Committee seeks to balance an effective compensation package for the executive officers with an appropriate impact on reported earnings and other financial measures.

        In making compensation decisions, the Compensation Committee considered that Section 162(m) of the Code, disallows a federal income tax deduction for certain compensation in excess of $1 million per year to any covered executive. Under Section 162(m), certain categories of compensation are excluded from the $1 million limit if required conditions are met. The principal exclusion is for qualified performance-based compensation. From time to time, in order to ensure competitive levels of compensation for the senior executives, the Compensation Committee approves compensation, including performance-based compensation, that is not deductible under Section 162(m). Loss of the federal income tax deduction does not result in a current federal income tax liability, however, because the Company has substantial federal income tax net operating loss carryforwards.

Other Policies

        To enhance alignment of interest between management and the Company's stockholders, in 2012, the Board adopted Company stock ownership guidelines for the Company's executive officers and certain other members of senior management. Under the guidelines, each executive should seek to have a level of ownership of Company stock that has a value approximately equal to at least two times their annual base salary (and five times annual base salary for the Company's Chief Executive Officer). The ownership level should be achieved within three years of (i) the effective date of the guidelines for officers serving as of the adoption of the guidelines or (ii) the date the person first becomes an executive officer or member of senior management for new officers. All of the current named executive officers are in compliance with the Company's stock ownership guidelines.

        The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. In 2012, the Company's General Counsel approved Mr. Reid-Anderson's pledge of stock to acquire funds to pay taxes in connection with the vesting of certain equity awards as an alternative to the sale of a portion of the acquired stock. The aggregate pledged shares 600,000 represent 1.2% of the Company's total shares outstanding. Mr. Reid-Anderson meets the Company's stock ownership guidelines without counting the pledged shares.

        The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company's stockholders that executives not be penalized for their past successes.

        The Compensation Committee also does not have any specific "clawback" policy but intends to adopt one in conformity with the requirements of any final rules issued by the SEC. Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Reid-Anderson and Mr. Duffey must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.

Compensation Policies and Risk Management Practices

        The Compensation Committee has reviewed the Company's policies and practices for all of the Company's employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.

2012 Summary Compensation Table

        The following table summarizes the compensation paid by the Company to (i) the Company's Chief Executive Officer, (ii) the Company's Chief Financial Officer, (iii) the Company's other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2012, and (iv) one former executive officer who retired during 2012.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
James Reid-Anderson	2012		1,200,000	—	3,666,837	2,271,228	2,062,080	129,918	9,330,063
Chairman, President and Chief Executive	2011		1,200,000	—	149,997	—	1,453,680	37,230	2,840,907
Officer	2010	(6)	447,692	—	4,660,175	10,670,782	824,952	160,376	16,763,977
John M. Duffey	2012		550,000	44,300	1,161,607	2,004,497	590,700	48,906	4,400,010
Chief Financial Officer	2011		550,000	183,581	—	—	416,419	720	1,150,720
	2010	(6)	167,115	36,675	857,374	2,704,500	193,325	120	3,959,109
Alexander Weber, Jr.(5)	2012		661,539	—	1,136,852	2,004,497	—	414,605	4,217,493
Chief Operating Officer	2011		800,000	67,400	—	—	807,600	60,570	1,735,570
	2010	(6)	493,077	92,536	696,228	2,374,501	757,464	60,749	4,474,555
Lance C. Balk	2012		500,000	23,000	724,589	1,503,373	537,000	38,506	3,326,468
General Counsel	2011		500,000	21,437	—	—	378,563	5,380	905,380
	2010	(6)	151,923	34,250	800,200	1,442,400	175,750	120	2,604,643
Walter S. Hawrylak	2012		330,000	79,650	528,430	1,085,769	295,350	23,926	2,343,125
Senior Vice President, Administration	2011		328,846	68,432	—	—	166,568	8,214	572,060
	2010		265,385	68,000	767,969	1,016,350	222,000	8,214	2,347,918
Brett Petit	2012		330,000	124,650	521,788	300,617	295,350	25,567	1,597,972
Senior Vice President, Marketing	2011		328,846	133,432	—	537,420	166,568	720	1,166,986
	2010	(6)	155,769	37,895	725,000	927,800	117,105	159,660	2,123,229

(1)
Each of the named executive officers deferred portions of their 2012 salary, bonus and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2012 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals.

(2)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 3(u) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 3(u) to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). In 2012, the Compensation Committee granted Mr. Reid-Anderson an option to purchase 60,000 shares of common stock, in addition to his cash incentive compensation, in recognition of the Company's favorable overall results for 2011.

(4)
The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), Supplemental 401(k) Plan matching contributions and Company-paid life insurance premiums as follows:

Executive	Life Insurance Premiums ($)	401(k) Plan Match ($)	Supplemental 401(k) Plan Match ($)	Total ($)
James Reid-Anderson	2,880	10,000	90,038	102,918
John M. Duffey	1,584	10,000	37,322	48,906
Alexander Weber, Jr.	720	10,000	34,654	45,374
Lance C. Balk	2,160	10,000	26,346	38,506
Walter S. Hawrylak	1,426	10,000	12,500	23,926
Brett Petit	952	10,000	14,615	25,567

  The amounts also reflect, for each named executive officer for whom the total value of perquisites and benefits received in 2012 was at least $10,000, the aggregate value of such perquisites and benefits received in that year. Specifically, the 2012 amount shown for Mr. Reid-Anderson includes $12,000 for an automobile allowance and $15,000 for a tax and legal allowance. Mr. Reid-Anderson's employment agreement provides that Mr. Reid-Anderson is entitled to a fixed automobile allowance of $1,000 per month as well as a fixed tax and legal allowance of $15,000 per calendar year. The 2012 amount shown for Mr. Weber includes payments of $369,231 made in 2012 pursuant to the terms of Mr. Weber's retirement agreement described in "—Potential Payments Upon Termination—Payments Paid to Former Named Executive Officers Upon Retirement from the Company." For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see "—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Benefits."

(5)
Mr. Weber retired from the Company effective September 30, 2012.

(6)
Each of the named executive officers, other than Mr. Hawrylak, was hired by the Company during 2010 and therefore, the compensation set forth for such executives in 2010 is for only a partial year.

Description of Employment Agreements of Named Executive Officers

        In 2010, the Company entered into employment agreements with each of the named executive officers. See "—Compensation Discussion and Analysis—Elements of Compensation" for additional information on the compensation of the named executive officers pursuant to their respective employment agreements. For a description of separation or change of control payments and benefits provided by these employment agreements, and for a summary of the terms of Mr. Weber's retirement agreement, see "Potential Payments Upon Termination" in this Proxy Statement.

 2012 Grants of Plan-Based Awards

        The following table provides information on equity and non-equity awards granted in 2012, except as otherwise noted below, to each of the named executive officers:

													Grant Date Fair Value of Stock and Option Awards ($)(2)
									All Other Stock Awards: No. of Shares of Stock or Units (#)		All Other Option Awards: No. of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
												Exercise or Base Price of Awards ($/Sh)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Reid-Anderson	—		—	1,440,000	2,880,000	—	—	—	—		—	—	—
	2/9/12		—	—	—	—	—	—		(3)	—	—	3,115,034
	2/17/12		—	—	—	—	—	—	—		60,000	47.07	729,600
	8/24/12		—	—	—	—	—	—	—		100,000	55.53	1,541,628
	8/24/12		—	—	—	—	—	—		(4)	—	—	551,803
John M. Duffey	—		—	412,500	825,000	—	—	—	—		—	—	—
	8/24/11	(5)	—	—	—	—	—	—	—		72,000	33.62	1,449,511
	5/2/12			—	—	—	—	—		(5)	—	—	286,270
	2/9/12			—	—	—	—	—		(3)	—	—	676,688
	8/24/12		—	—	—	—	—	—	—		36,000	55.53	554,986
	8/24/12		—	—	—	—	—	—		(4)	—	—	198,649
Alexander Weber, Jr.	—		—	800,000	1,600,000	—	—	—	—		—	—	—
	8/24/11	(5)	—	—	—	—	—	—	—		72,000	33.62	1,449,511
	5/2/12			—	—	—	—	—		(5)	—	—	286,270
	2/9/12		—	—	—					(3)	—	—	651,933
	8/24/12		—	—	—	—	—	—	—		36,000	55.53	554,986
	8/24/12		—	—	—	—	—	—		(4)	—	—	198,649
Lance C. Balk	—		—	375,000	750,000	—	—	—	—		—	—	—
	8/24/11	(5)	—	—	—	—	—	—	—		54,000	33.62	1,087,133
	5/2/12			—	—	—	—	—		(5)	—	—	214,702
	2/9/12		—	—	—	—	—	—		(3)	—	—	360,900
	8/24/12		—	—	—	—	—	—	—		27,000	55.53	416,240
	8/24/12		—	—	—	—	—	—		(4)	—	—	148,987
Walter S. Hawrylak	—		—	206,250	412,400	—	—	—	—		—	—	—
	8/24/11	(5)	—	—	—	—	—	—	—		39,000	33.62	785,152
	5/2/12			—	—	—	—	—		(5)	—	—	155,063
	2/9/12		—	—	—	—	—	—		(3)	—	—	265,765
	8/24/12		—	—	—	—	—	—	—		19,500	55.53	300,617
	8/24/12		—	—	—	—	—	—		(4)	—	—	107,602
Brett Petit	—		—	206,250	412,400	—	—	—	—		—	—	—
	2/9/12		—	—	—	—	—	—		(3)	—	—	414,186
	8/24/12		—	—	—	—	—	—	—		19,500	55.53	300,617
	8/24/12		—	—	—	—	—	—		(4)	—	—	107,602

(1)
See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" for details regarding the annual incentive. Because of Mr. Reid-Anderson's participation in the general executive annual cash incentive plan for 2012, the 50% of base salary minimum bonus opportunity set forth in Mr. Reid-Anderson's employment agreement was not applicable during 2012.

(2)
Dividends on unvested restricted stock and restricted stock units accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock or restricted stock units are delivered.

(3)
On February 9, 2012, dividend equivalent rights were granted with respect to outstanding stock options which were not vested at such time. At such time, Messrs. Reid-Anderson, Duffey, Weber, Balk, Hawrylak and Petit had 1,092,572, 225,000, 225,000, 120,000, 90,000 and 129,000 outstanding stock options, respectively, which were not vested. The number of shares of common stock that vest pursuant to the dividend equivalent rights is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

(4)
On the August 2012 grant dates of stock option awards, dividend equivalent rights were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the dividend equivalent rights is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

(5)
These stock options were granted on August 24, 2011 subject to stockholder approval. On May 2, 2012, the Company's stockholders approved these stock options so for accounting purposes these stock options have a grant date of May 2, 2012. Also for accounting purposes, dividend equivalent rights were granted on May 2, 2012 to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted.

2012 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the total outstanding equity awards as of December 31, 2012 for each of the named executive officers other than Mr. Weber who had no outstanding equity awards as of December 31, 2012:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
James Reid-Anderson	—	—	—	—	—	—			—	457,500	29,289,150
	8/12/10	—	728,382	—	15.995	8/12/20	—		—	—	—
	8/12/10	—	—	—	—	—	72,838	(4)	4,669,644	—	—
	2/9/12	—	—	—	—	—		(5)	1,966,631	—	—
	2/17/12	—	60,000	—	47.07	2/17/22	—		—	—	—
	8/24/12	—	100,000	—	55.53	8/24/22	—		—	—	—
	8/24/12	—	—	—	—	—		(5)	150,000	—	—
John M. Duffey	—	—	—	—	—	—	—		—	100,000	6,402,000
	9/7/10	—	150,000	—	20.005	9/7/20	—		—	—	—
	9/7/10	—	—	—	—	—	21,430	(4)	1,373,877	—	—
	8/24/11	—	54,000	—	33.62	8/24/21	—		—	—	—
	2/9/12	—	—	—	—	—		(5)	550,800	—	—
	8/24/12	—	36,000	—	55.53	8/24/22	—		—	—	—
	8/24/12	—	—	—	—	—		(5)	54,000	—	—
Lance C. Balk	—	—	—	—	—	—	—		—	50,000	3,201,000
	9/7/10	—	80,000	—	20.005	9/7/20	—		—	—	—
	9/7/10	—	—	—	—	—	20,000	(4)	1,282,200	—	—
	8/24/11	—	40,500	—	33.62	8/24/21	—		—	—	—
	2/9/12	—	—	—	—	—		(5)	325,350	—	—
	8/24/12	—	27,000	—	55.53	8/24/22	—		—	—	—
	8/24/12	—	—	—	—	—		(5)	40,500	—	—
Walter S. Hawrylak	—	—	—	—	—	—	—		—	40,000	2,560,800
	8/6/10	—	17,000	—	17.50	8/6/20	—		—	—	—
	8/6/10	—	—	—	—	—	4,286	(4)	262,303	—	—
	9/7/10	—	43,000	—	20.005	9/7/20	—		—	—	—
	9/7/10	—	—	—	—	—	15,714	(4)	961,697	—	—
	8/24/11	1,000	29,250	—	33.62	8/24/21	—		—	—	—
	2/9/12	—	—	—	—	—		(5)	240,975	—	—
	8/24/12	—	19,500	—	55.53	8/24/22	—		—	—	—
	8/24/12	—	—	—	—	—	19,500		29,250	—	—
Brett Petit	—	—	—	—	—	—	—		—	40,000	2,560,800
	8/6/10	20,000	40,000	—	17.50	8/6/20	—		—	—	—
	8/6/10	—	—	—	—	—	10,000	(4)	612,000	—	—
	9/7/10	10,000	20,000	—	20.005	9/7/20	—		—	—	—
	9/7/10	—	—	—	—	—	10,000	(4)	612,000	—	—
	8/24/11	—	29,250	—	33.22	8/24/21	—		—	—	—
	2/9/12	—	—	—	—	—		(5)	240,975	—	—
	8/24/12	—	19,500	—	55.53	8/24/22	—		—	—	—
	8/24/12	—	—	—	—	—		(5)	29,250	—	—

(1)
The stock options awarded to all of the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Current Named Executive Officers." As described in "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights," in connection with the dividend increase in 2012, the Board granted dividend equivalent rights to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the dividend equivalent rights will accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.

(2)
For restricted stock units, the market value is based on (a) the closing price of the Company's common stock on December 31, 2012 of $61.20 multiplied by the number of shares and (b) the amount of accumulated dividends, as applicable. For dividend equivalent rights, the value set forth in the table is based on the number of cash dividend equivalents accumulated from the grant date through December 31, 2012.

(3)
Amount represents the target number of shares that may be issued under Project 500 if the Company achieves the Project 500 Target EBITDA in calendar year 2015. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 500 and related dividend equivalent rights.

(4)
The restricted stock units vest 25% on each anniversary of the grant date with acceleration upon certain events. Mr. Reid-Anderson's shares of restricted stock vested 50% on the date of grant and the remainder vests 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Current Named Executive Officers."

(5)
On the grant date of the stock option awards, accompanying dividend equivalent rights were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the dividend equivalent rights is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests. In addition, on February 9, 2012, dividend equivalent rights were granted with respect to all outstanding stock options which were not vested at such time.

2012 Option Exercises and Stock Vested

        The following table provides information regarding options exercised and stock vested for the named executive officers during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James Reid-Anderson	528,380	19,943,545	796,274	50,877,367
John M. Duffey	168,000	5,174,220	116,704	7,429,159
Alexander Weber, Jr.	168,000	6,639,813	74,953	4,745,102
Lance C. Balk	93,500	2,920,797	52,842	3,337,382
Walter S. Hawrylak	68,750	2,376,093	52,362	3,309,001
Brett Petit	39,750	1,511,408	52,240	3,300,775

(1)
The amount was calculated based on the difference between the market price of the Company's common stock on the date of exercise and the exercise price.

(2)
The amount was calculated based on the fair market value of the Company's common stock on the vesting date (or the next trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company's common stock on the applicable date and accumulated dividends.

Fiscal 2012 Non-Qualified Deferred Compensation

        In June 2012, the Company implemented a Supplemental 401(k) Plan covering selected employees, including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company's 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company's 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company's 401(k) Plan is limited to 4% of the participant's base salary and bonus compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service from the Company. The following table sets forth information concerning the named executive officers' participation in the Supplemental 401(k) Plan during fiscal 2012:

Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2012(1)($)	Registrant Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings (Loss) In Fiscal 2012 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Fiscal 2012 ($)
James Reid-Anderson	77,538	90,038	3,860	—	171,436
John M. Duffey	33,000	37,322	1,326	—	71,648
Alexander Weber, Jr.	22,154	34,654	703	—	57,511
Lance C. Balk	13,846	26,346	608	—	40,800
Walter S. Hawrylak	—	12,500	—	—	12,500
Brett Petit	7,615	14,615	11	—	22,241

(1)
All amounts reported as executive contributions are executive elective deferrals included in the 2012 Summary Compensation Table, as salary, bonus or non-equity incentive compensation for 2012. All amounts reported as registrant contributions are Company matching contributions included in the 2012 Summary Compensation Table as all other compensation for 2012.

(2)
None of the amounts reported as aggregate earnings are included in the 2012 Summary Compensation Table.

Potential Payments Upon Termination

  Payments Paid to Former Named Executive Officers Upon Retirement from the Company

        Pursuant to Mr. Weber's retirement agreement with the Company, dated as of September 14, 2012, upon execution by Mr. Weber of a waiver and release of claims, Mr. Weber was entitled to receive $800,000, representing 50% of the sum of Mr. Weber's base salary and target bonus for 2012. Such amount was payable in installments over approximately six months in accordance with the Company's payroll practices and applicable contractual provisions. Mr. Weber was also entitled to receive accrued payments and benefits through the effective date of his retirement and continued coverage commencing on the effective date of his retirement through the earlier of twelve months from the effective date of his retirement or the date Mr. Weber receives comparable coverage (determined on a benefit-by-benefit basis) from a subsequent employer under the Company's heath and life insurance plans on the same basis as such coverage is made available to other executives of the Company. In accordance with Mr. Weber's retirement agreement with the Company, Mr. Weber was entitled to receive 60% of his unvested restricted stock units under Project 350, which vested on December 24, 2012, and all other unvested and unearned Company options, restricted stock units and other equity awards including, without limitation, any award pursuant to Company's Project 500 program, were forfeited pursuant to the retirement agreement.

  Potential Payments Upon Termination of Current Named Executive Officers

        All of the current named executive officers have provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment.

  Payments Upon Death or Disability

        Upon a named executive officer's termination of employment, such executive is generally entitled to unpaid earned salary, earned but unpaid bonus and unpaid benefits. In addition, in the event of termination of the named executive officer's employment due to death or disability such executive would be entitled to receive (i) a pro rata portion of the annual bonus that would otherwise have been paid to such executive if his employment had not so terminated (a "Pro Rata Bonus"); and (ii) immediate vesting of all time-vested options, restricted stock, restricted stock units and other time-vested equity-based incentive awards then held by such executive (excluding any awards issued pursuant to the Company's Project 500 program) (collectively, "Time-Vested Awards"), with all outstanding options remaining exercisable for the shorter of their originally scheduled respective terms and one year following the executive's date of termination.

        Furthermore, in the event of termination of the employment of Messrs. Duffey, Balk, Hawrylak, or Petit due to disability, such executive would be entitled to a lump sum payment of an amount equal to the sum of such executive's base salary and target bonus for the year of termination. In the event of termination of the employment of Mr. Reid-Anderson due to disability, he would also be entitled to a lump sum payment of an amount equal to twice the sum of his base salary and target bonus for the year of termination.

  Termination Without Cause or For Good Reason

        If the Company terminates Mr. Reid-Anderson's employment without "cause" (as defined below) or he terminates his employment for "good reason" (as defined below), Mr. Reid-Anderson would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Bonus; (ii) a lump sum payment in an amount equal to twice the sum of (X) Mr. Reid-Anderson's base salary and (Y) target bonus for the year of termination; (iii) continued health care and life insurance coverage for a period of twenty-four months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; and (iv) immediate vesting of the greater of (X) the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination and (Y) 75% of the unvested component of each outstanding Time-Vested Award, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination. If Mr. Reid-Anderson's employment is so terminated before and with the cooperation of the acquirer or merger partner in a "change in control" (as such term is defined in his employment agreement) in anticipation of a change in control or on or during the twenty-four month period following a change in control, all of Mr. Reid-Anderson's Time-Vested Awards will fully vest.

        Messrs. Duffey, Balk, Hawrylak, and Petit would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Bonus; (ii) a lump sum payment in an amount equal to the sum of (X) executive's base salary and (Y) target bonus for the year of termination; (iii) continued health care coverage for a period of eighteen months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; (iv) immediate vesting of the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination; and (v) executive outplacement services as reasonably determined by the Company. If the Company terminates the employment of Messrs. Duffey, Balk, Hawrylak, or Petit without "cause" (as defined below) or if such executive terminates his employment for "good reason" (as defined below) before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), instead of (ii) above, such executive will be entitled to a lump sum payment in an amount equal to twice the sum of (X) executive's base salary and (Y) target bonus for the year of termination and instead of (iv) above, all Time-Vested Awards will fully vest.

        "Cause" is generally defined under the employment agreements for the current named executive officers as follows:

  •
  executive's continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his duties;

  •
  executive's material malfeasance or gross neglect in the performance of his duties;

  •
  executive's conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

  •
  the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate constituting a crime;

  •
  executive's material breach of any material provision of his employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

  •
  executive's material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;

  •
  executive's continued failure to cooperate in any audit or investigation involving the Company or its affiliates or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

  •
  executive's actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.

        "Good reason" is defined under the employment agreements for the named executive officers to mean the occurrence, without such executive's express written consent, of:

  •
  a material diminution in the executive's employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his position;

  •
  any reduction in base salary or target bonus (or minimum bonus or maximum bonus in the case of Mr. Reid-Anderson); or

  •
  any material breach by the Company of the compensation or indemnification provisions of the executive's employment agreement.

        Additionally, the definition of good reason in Mr. Reid-Anderson's employment agreement includes the following circumstances: (i) removal of him as President or Chief Executive Officer of the Company or an adverse change in his reporting obligations and (ii) the failure of the Company to nominate him for election as a member of the Board or the failure to appoint him as Chairman of the Board while he is a member of the Board or the failure of the Company's stockholders to elect him to the Board once nominated.

        An executive's employment may terminate for "good reason" only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of "good reason," he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days (5 business days in the case of Mr. Reid-Anderson) of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive's employment within 30 business days of the end of such cure period.

  Potential Payments Upon Termination of Employment or Change in Control

        The table below illustrates payments that would be made to a current named executive officer if his employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by the Company to the executive beyond what the named executive officer has already earned. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2012 and assume there is no earned but unpaid base salary, annual bonus or expenses at the time of termination.

	Cash Severance Payments ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Benefit Continuation / Outplacement Services($)	Total ($)
James Reid-Anderson
Death	—	4,457,686	34,341,308	—	38,798,994
Disability	5,280,000	4,457,686	34,341,308	—	44,078,994
Without Cause or for Good Reason—No Change in Control	5,280,000	3,343,264	25,755,981	36,720	34,415,965
Without Cause or for Good Reason—Change in Control	5,280,000	4,457,686	34,341,308	36,720	44,115,714
John M. Duffey
Death	—	1,311,516	7,872,690	—	9,184,206
Disability	962,500	1,311,516	7,872,690	—	10,146,706
Without Cause or for Good Reason—No Change in Control	962,500	655,758	3,637,095	37,980	5,293,333
Without Cause or for Good Reason—Change in Control	1,925,000	1,311,516	7,872,690	37,980	11,147,186
Lance C. Balk
Death	—	1,224,000	4,565,680	—	5,789,680
Disability	875,000	1,224,000	4,565,680	—	6,664,680
Without Cause or for Good Reason—No Change in Control	875,000	612,000	2,058,403	37,980	3,583,383
Without Cause or for Good Reason—Change in Control	1,750,000	1,224,000	4,565,680	37,980	7,577,660
Walter S. Hawrylak
Death	—	1,224,000	3,431,565	—	4,655,565
Disability	536,250	1,224,000	3,431,565	—	5,191,815
Without Cause or for Good Reason—No Change in Control	536,250	612,000	1,553,689	33,067	2,735,006
Without Cause or for Good Reason—Change in Control	1,072,500	1,224,000	3,431,565	33,067	5,761,132
Brett Petit
Death	—	1,224,000	3,489,180	—	4,713,180
Disability	536,250	1,224,000	3,489,180	—	5,249,430
Without Cause or for Good Reason—No Change in Control	536,250	612,000	1,582,496	37,980	2,768,726
Without Cause or for Good Reason—Change in Control	1,072,500	1,224,000	3,489,180	37,980	5,823,660

(1)
Because termination is assumed to have occurred on December 31, 2012, the Pro Rata Bonus otherwise payable upon death or disability or upon a termination without cause or for good reason is not reflected in the table.

(2)
Unvested portions of restricted stock and restricted stock unit awards would vest. The value is calculated by multiplying $61.20 (the closing price of the Company's common stock on December 31, 2012) by the number of shares or units subject to the accelerated portion of the award.

(3)
Unvested portions of stock options would vest. The value is calculated by multiplying the amount by which $61.20 (the closing price of the Company's common stock on December 31, 2012) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures Regarding Transactions with Related Persons

        The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company's common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party.

Transactions with Related Persons

        During fiscal 2012, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.

        During 2012, to the Company's knowledge, based solely on the Company's review of the copies of such forms received by the Company and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners.

 PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2013. During 2012, KPMG LLP served as the Company's independent registered public accounting firm and also provided certain tax and audit-related services.

        Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2013. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.

Required Vote

        The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the meeting is required to ratify of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2013 in this Proposal 2.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 AUDIT, AUDIT-RELATED AND TAX FEES

        The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2012 and 2011, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2012 and 2011 includes the audit of the effectiveness of the Company's internal controls over financial reporting.

	2012	2011
Audit Fees(1)	$1,185,000	$1,179,000
Audit-Related Fees(2)	52,000	2,000
Tax Fees(3)	86,000	77,000

(1)
In 2012 and 2011, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2012 and December 31, 2011, respectively.

(2)
The amount of audit-related fees includes the costs related to the Company's $800 million senior unsecured notes offering that occurred in December 2012 and a subscription to a technical accounting resources database in both years.

(3)
Tax fees for 2012 and 2011 consisted primarily of fees for foreign tax compliance and consulting services because the Company does not use KPMG LLP for any domestic tax compliance services. Additionally, no such tax services were provided to any of the

  Company's officers or other employees. In 2012 and 2011, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2012 and December 31, 2011, respectively.

Pre-Approved Services

          All audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related, tax and internal control-related services specifically described by the Audit Committee on an annual basis and, in addition, any individual engagements must be separately approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of March 1, 2013 (except as noted below) as to common stock beneficially owned by (a) each of the Company's current directors and nominees to serve as directors, (b) each of the current named executive officers listed in the 2012 Summary Compensation Table, (c) all current directors, nominees to serve as directors and current named executive officers of the Company as a group and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
James Reid-Anderson(2)	1,806,660	3.7%
John M. Duffey	288,563	*
Lance Balk	109,880	*
Walter S. Hawrylak	83,927	*
Brett Petit	56,289	*
Usman Nabi	(3)(5)	(3)(5)
John W. Baker(4)	10,349	*
Kurt Cellar(4)	9,349	*
Charles A. Koppelman(4)	9,349	*
Jon L. Luther(4)	9,383	*
Stephen D. Owens(4)	9,349	*
Richard Roedel(4)	15,660	*
H Partners, LP(5)	12,772,698	25.9%
BHR Capital LLC(6)	3,447,692	7.0%
All directors and executive officers as a group (13 persons)(7)	2,447,291	5.0%

*
Less than one percent.

(1)
Applicable ownership percentage is based on 49,235,538 shares of common stock outstanding as of March 14, 2013. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock, within 60 days.

(2)
Includes 600,000 shares that are pledged to a bank to secure a line of credit incurred to pay taxes upon the vesting of certain equity awards. The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. In 2012, the Company's General Counsel approved Mr. Reid-Anderson's pledge of stock to acquire funds to pay taxes in connection with the vesting of certain equity awards as an alternative to the sale of a portion of the acquired stock.

(3)
Mr. Nabi is a senior partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Nabi may be deemed to have voting and dispositive power with respect to the shares. Mr. Nabi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(4)
Includes 1,891 shares of restricted stock that vest on May 3, 2013. The amounts for Messrs. Luther and Roedel include 1,188 deferred stock units for 2012.

(5)
Information is based on (i) Schedule 13D/A, Amendment No. 4, filed on March 14, 2012 with the SEC by H Partners Management, LLC, H Partners Capital, LLC, H Partners Phoenix Capital, LLC, H Partners, LP, H Partners Phoenix SPV Fund, LP and Rehan Jaffer and (ii) Form 4, filed on May 4, 2012, with the SEC by Usman Nabi. Mr. Jaffer, as the managing member of H Partners Management, LLC, H Partners Capital, LLC and H Partners Phoenix Capital, LLC, may be deemed to have sole voting and dispositive power over 12,772,698 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(6)
Information is based on Schedule 13G/A, Amendment No. 3, filed on February 14, 2013 with the SEC by BHR Capital LLC, BHR Master Fund, Ltd. and Michael N. Thompson. A total of 3,447,692 shares are beneficially owned, of which 2,344,692 shares are held by BHR Master Fund, Ltd., 1,080,308 shares are held by certain other funds managed by BHR Capital LLC, and 22,692 shares are held individually by Mr. Thompson. BHR Capital LLC shares voting and dispositive power over the shares held by the funds that it manages, including BHR Master Fund, Ltd. Mr. Thompson, as principal of BHR Capital LLC, has voting and dispositive power over the shares reported by BHR Capital LLC and BHR Master Fund, Ltd., and Mr. Thompson also holds sole voting and dispositive power with respect to the shares held by him. The address for Bay Harbour Management, L.C.is 10124 Foxhurst Ct., Orlando, FL 32836. The address for the other reporting persons is 545 Madison Avenue, 10th Floor, New York, NY, 10022.

(7)
Includes all current members of the Board and all current executive officers of the Company.

 2014 STOCKHOLDER PROPOSALS

        In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2014 annual meeting of stockholders, the proposal must be received at the Company's offices no later than November 26, 2013. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement. With respect to proposals submitted by a stockholder other than for inclusion in the Company's 2014 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by the Company in accordance with the Company's Amended and Restated By-laws and the Company's rules and regulations no earlier than January 9, 2014 and no later than February 8, 2014. Any proxies solicited by the Board for the 2014 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

        Any stockholder who wishes to submit a stockholder proposal should send it to our principal executive offices at Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary.

OTHER MATTERS

        The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

WALTER S. HAWRYLAK Secretary

Grand Prairie, Texas
March 26, 2013

DIRECTIONS TO THE SIX FLAGS ENTERTAINMENT CORPORATION ANNUAL MEETING
The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017

        The annual meeting of stockholders on Wednesday, May 8, 2013, will be held at 3:00 p.m. EDT at The Roosevelt Hotel, which is located at 45 East 45th Street in New York City at Madison Avenue.

Via Subway

        Take the 4, 5, 6, 7 trains or Times Square Shuttle to Grand Central.

Via Railroad

        Metro-North to Grand Central.

Driving

From New England / I 95

Take I 95 South and follow signs to the Bruckner Expressway (278) towards the RFK Bridge (formerly the Triboro Bridge).
Approaching the RFK Bridge follow signs to Manhattan / FDR Drive South.
Take the FDR Drive South to the 49th St. Exit.
Take 49th St across town to Lexington Avenue and turn left.
Take Lexington Avenue to 45th St. and turn right.
Hotel is between Vanderbilt Avenue and Madison Avenue on the right.
From the George Washington Bridge
After crossing the bridge on the I 95 North take the first exit to the Henry Hudson Parkway South (9A).
The Henry Hudson Parkway leads into the Westside Highway.
Turn left onto 57th Street and drive across town.
Turn right onto Lexington Avenue.
Turn right onto 45th Street.
Drive past 2 traffic lights.
Hotel is between Vanderbilt Avenue and Madison Avenue on the right.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2013.

Vote by Internet

• Go to www.envisionreports.com/SIX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold

	01 - John W. Baker	☐	☐

	02 - Kurt M. Cellar	☐	☐

	03 - Charles A. Koppelman	☐	☐

	04 - Jon L. Luther	☐	☐

	05 - Usman Nabi	☐	☐

	06 - Stephen D. Owens	☐	☐

	07 - James Reid-Anderson	☐	☐

	08 - Richard W. Roedel	☐	☐

	For	Against	Abstain
2.	Ratification of KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2013. ☐	☐	☐

3.	Such other business as may properly come before the Annual Meeting and any adjournment thereof.

B  Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. ☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

81D V

01KKLA

2013 Annual Meeting of

Six Flags Entertainment Corporation Stockholders

May 8, 2013, 3:00 p.m. EDT

The Roosevelt Hotel

45 East 45th Street, New York, New York 10017

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Six Flags Entertainment Corporation

Notice of 2013 Annual Meeting of Stockholders

The Roosevelt Hotel, 45 East 45th Street, New York, New York 10017

Proxy Solicited by Board of Directors for Annual Meeting - May 8, 2013, at 3:00 p.m. EDT

Lance C. Balk and Walter S. Hawrylak, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on May 8, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)